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[BEAR STEARNS LOGO]                                     BEAR, STEARNS & CO. INC.

                                                                 245 PARK AVENUE
                                                        NEW YORK, NEW YORK 10167

                                                                ATLANTA - BOSTON
                                                  CHICAGO - DALLAS - LOS ANGELES

                                             SAO PAULO - LONDON - PARIS - GENEVA
                                          BEIJING - HONG KONG - SHANGHAI - TOKYO

May 21, 1997

Board of Directors
DAKA International, Inc.
One Corporate Place
55 Ferncroft Road
Danvers, Massachusetts 01923-4001

Members of the Board:

     We understand that DAKA International, Inc. ("DAKA"), Daka, Inc., New Daka International, Inc. ("New Daka") and Compass Group, PLC ("Compass Group") have entered into a Post-Closing Covenants Agreement (the "Covenants Agreement") and Reorganization Agreement (the "Reorganization Agreement"), each dated as of the date hereof, and DAKA, New Daka and Compass Group have entered into a Tax Allocation Agreement, dated as of the date hereof (the "Tax Allocation Agreement," and together with the Covenants Agreement and the Reorganization Agreement, the "Reorganization Documents"), which provide, among other things, for the contribution of certain businesses of DAKA to New Daka, and the distribution (the "Distribution") of all of the issued and outstanding shares (the "New Shares") of common stock of New Daka to the holders of the outstanding shares (the "Existing Shares") of common stock of DAKA. The terms and conditions of the Distribution are more fully set forth in the Reorganization Documents. We also understand that DAKA, Compass Group, Compass Holdings, Inc. ("Compass Holdings"), and Compass Interim, Inc. ("Compass Interim") have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Compass Holdings of a tender offer to purchase for cash (the "Offer") any and all of the Existing Shares at a price of not less than $7.50 per Existing Share and (ii) the subsequent merger (the "Merger") of Compass Interim with and into DAKA. Pursuant to the Merger, DAKA will become a wholly-owned subsidiary of Compass Holdings and each Existing Share issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than any Existing Shares held by Compass Group or any subsidiary of Compass Group, Existing Shares held in the treasury or by a subsidiary of DAKA and any Existing Shares as to which holders thereof have duly exercised dissenter's rights), shall be converted into the right to receive $7.50 in cash, or any higher price paid per Existing Share in the Offer. The terms and conditions of the Offer and the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether, taken together, the New Shares to be received by the holders of Existing Shares in the Distribution and the consideration to be received by the holders of Existing Shares in the Offer and the Merger are fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          i. analyzed certain publicly available financial statements and other information of DAKA;

          ii. analyzed certain internal pro forma financial statements and other financial and operating data covering the businesses of New Daka prepared by the management of DAKA;

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Board of Directors
Daka International, Inc.

          iii. analyzed certain pro forma financial projections related to the businesses of New Daka prepared by the management of DAKA;

          iv. analyzed certain internal financial statements and other financial and operating data concerning Daka, Inc. prepared by the management of DAKA;

          v. analyzed the estimated financial results of Daka, Inc. for fiscal 1997 prepared by the management of DAKA;

          vi. discussed the past and current operations and financial condition and the prospects of DAKA with senior executives of DAKA;

          vii. reviewed reported prices and trading activity for the Existing Shares;

          viii. compared the financial performance of DAKA and the prices and trading activity of the Existing Shares with that of certain other comparable publicly-traded companies and their securities;

          ix. reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          x. participated in discussions and negotiations among representatives of DAKA, Compass Group and their financial and legal advisors;

          xi. participated in a process involving solicitation of interest from, and discussions and negotiations with, certain parties other than Compass Group with respect to the food service businesses of DAKA;

          xii. reviewed the Merger Agreement and the Reorganization Documents;
     and

          xiii. performed such other analyses as we have deemed appropriate.

     In the course of our review, we have relied upon and assumed without independent verification the accuracy and completeness of the financial and other information provided to us by DAKA, Daka, Inc. and New Daka, among others, and the reasonableness of the assumptions made with respect to the projected financial results of DAKA and New Daka. We have not assumed any responsibility for such information and we have further relied upon the assurances of the managements of DAKA, Daka, Inc. and New Daka, that they are unaware of any facts that would make the information provided to us incomplete or misleading. With respect to the projected financial results or estimates of DAKA and New Daka, which were furnished to us, we have assumed that such financial projections or estimates, as the case may be, have been reasonably prepared by DAKA and New Daka, respectively, on bases reflecting the best currently available estimates and good faith judgments of the future competitive and operating environments and related financial performance. We have, with your approval, relied upon (i) your counsel's analysis of the tax consequences of the Distribution, the Offer and the Merger and (ii) your counsel and accountants as to all other legal and accounting matters relating to the Distribution, the Offer and the Merger. In arriving at our opinion, we have not performed, nor were we furnished with, any independent appraisal of the assets of DAKA, Daka, Inc. and New Daka. We express no opinion as to the value of the New Shares upon issue to the holders of Existing Shares or the price or range of prices at which the New Shares will trade or the liquidity of any such trading subsequent to the consummation of the Distribution. We have also relied upon the view of the management of DAKA with respect to the appropriateness of the liabilities assumed by New Daka pursuant to the Reorganization Documents in light of New Daka's cash needs and strategic objectives, which view we believe properly is to be determined by management. Our opinion assumes that DAKA has provided to us all relevant or appropriate information relating to all inquiries for such information made by us and that there are no changes subsequent to the date hereof to the Merger Agreement, the Reorganization Documents and all documents to be filed by DAKA and Compass Group with any governmental agency from the forms that have

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Board of Directors
Daka International, Inc.

been provided to us on the date hereof. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date of this opinion.

     We have acted as financial advisor to DAKA in connection with the Distribution, the Offer and the Merger and will receive a fee for such services, payment of which is contingent upon the consummation of the transactions contemplated by the Merger Agreement and the Reorganization Documents. In the past, Bear, Stearns & Co. Inc. and its affiliates have provided financial advisory and financing services for DAKA and have received fees for the rendering of these services. Alan Schwartz, a member of the Board of DAKA, is Senior Managing Director -- Corporate Finance of Bear, Stearns & Co. Inc. and a director of its parent, The Bear Stearns Companies, Inc. Bear, Stearns & Co. Inc. makes a market in the Existing Shares and, accordingly, may hold a long or a short position therein.

     Based on the foregoing, and assuming the Distribution, the Offer and the Merger were consummated on the date hereof, we are of the opinion on the date hereof that, taken together, the New Shares to be received by the holders of Existing Shares in the Distribution and the consideration to be received by the holders of Existing Shares in the Offer and the Merger are fair from a financial point of view to such holders.

     It is understood that this letter is for the information of the Board of Directors of DAKA only in connection with its consideration of the Distribution, the Offer and the Merger and may not be used for any other purpose, nor reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner for any purpose, other than inclusion in any filings by DAKA made with the Securities and Exchange Commission and NASDAQ relating to the Offer, without our prior written consent. This letter is not intended to be and does not constitute a recommendation to any holder of Existing Shares whether to tender any Existing Shares in the Offer.

                                          Very truly yours,

                                          Bear, Stearns & Co., Inc.

                                          By: Anthony J. Magro
                                          ------------------------------------
                                              Senior Managing Director

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